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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*

                             Beazer Homes USA, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    07556Q105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                January 21, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 07556Q105
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Basswood Capital Management, LLC
     13-4045628

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     826,123

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     826,123

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     828,432

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.1%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO

--------------------------------------------------------------------------------

CUSIP No. 07556Q105
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Matthew Lindenbaum

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     870

6.   SHARED VOTING POWER

     826,123

7.   SOLE DISPOSITIVE POWER

     870

8.   SHARED DISPOSITIVE POWER

     826,123

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     826,993

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.1%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP No. 07556Q105
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Bennett Lindenbaum

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     988

6.   SHARED VOTING POWER

     826,123

7.   SOLE DISPOSITIVE POWER

     988

8.   SHARED DISPOSITIVE POWER

     826,123

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     827,111

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.1%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP No. 07556Q105
          ---------

Item 1(a).  Name of Issuer:

            Beazer Homes USA, Inc.
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            1000 Abernathy Road
            Suite 1200
            Atlanta, Georgia 30328
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Basswood Capital Management, LLC
            Matthew Lindenbaum
            Bennett Lindenbaum
            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:

            Basswood Capital Management, LLC
            645 Madison Avenue
            10th Floor
            New York, NY 10022

            Matthew Lindenbaum
            c/o Basswood Capital Management, LLC
            645 Madison Avenue
            10th Floor
            New York, NY 10022

            Bennett Lindenbaum
            c/o Basswood Capital Management, LLC
            645 Madison Avenue
            10th Floor
            New York, NY 10022
            --------------------------------------------------------------------

      (c).  Citizenship:

            Basswood Capital Management, LLC - Delaware
            Matthew Lindenbaum - United States of America
            Bennett Lindenbaum - United States of America
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common Stock, $0.01 par value
            --------------------------------------------------------------------

      (e).  CUSIP Number:

            07556Q105
            --------------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a)    [_]   Broker or dealer registered under Section 15 of the Exchange
                  Act (15 U.S.C. 78c).

     (b)    [_]   Bank as defined in Section 3(a)(6) of the Exchange Act (15
                  U.S.C. 78c).

     (c)    [_]   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act (15 U.S.C. 78c).

     (d)    [_]   Investment company registered under Section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)    [_]   An investment adviser in accordance with
                  s.240.13d-1(b)(1)(ii)(E);

     (f)    [_]   An employee benefit plan or endowment fund in accordance with
                  s.240.13d-1(b)(1)(ii)(F);

     (g)    [_]   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

     (h)    [_]   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C.1813);

     (i)    [_]   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

     (j)    [_]   Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)    Amount beneficially owned:

            Basswood Capital Management, LLC - 828,432 Matthew
            Lindenbaum - 826,993 Bennett Lindenbaum - 827,111
            --------------------------------------------------------------------

      (b)   Percent of class:

            Basswood Capital Management, LLC - 6.1% Matthew
            Lindenbaum - 6.1% Bennett Lindenbaum - 6.1%
            --------------------------------------------------------------------

     (c)    Number of shares as to which the person has:

Basswood Capital Management, LLC
--------------------------------

            (i)   Sole power to vote or to direct the
                  vote                                            0
                                                        -----------------------,

            (ii)  Shared power to vote or to direct the
                  vote                                            826,123
                                                          ---------------------,

            (iii) Sole power to dispose or to direct the
                  disposition of                                  0
                                                          ---------------------,

            (iv)  Shared power to dispose or to direct
                  the disposition of                              826,123
                                                          ---------------------.

Matthew Lindenbaum
------------------

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the
                  vote                                            870
                                                        -----------------------,

            (ii)  Shared power to vote or to direct the
                  vote                                            826,123
                                                          ---------------------,

            (iii) Sole power to dispose or to direct the
                  disposition of                                  870
                                                          ---------------------,

            (iv)  Shared power to dispose or to direct
                  the disposition of                              826,123
                                                          ---------------------.

Bennett Lindenbaum
------------------

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the
                  vote                                            988
                                                        -----------------------,

            (ii)  Shared power to vote or to direct the
                  vote                                            826,123
                                                          ---------------------,

            (iii) Sole power to dispose or to direct the
                  disposition of                                  988
                                                          ---------------------,

            (iv)  Shared power to dispose or to direct
                  the disposition of                              826,123
                                                          ---------------------.

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

            N/A

            --------------------------------------------------------------------

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

      If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

            N/A

            --------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

      If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

            N/A

            --------------------------------------------------------------------

Item 8. Identification and Classification of Members of the Group.

      If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

            N/A

            --------------------------------------------------------------------

Item 9. Notice of Dissolution of Group.

      Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

            N/A

            --------------------------------------------------------------------

Item 10. Certification.

            By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                                                  January 30, 2004
                                        ----------------------------------------
                                                        (Date)

                                          Basswood Capital Management, LLC*


                                          By: /s/ Matthew Lindenbaum
                                              ------------------------------
                                          Name: Matthew Lindenbaum
                                          Title: Managing Member


                                            /s/ Matthew Lindenbaum*
                                          ----------------------------------
                                                Matthew Lindenbaum


                                            /s/ Bennett Lindenbaum*
                                          ----------------------------------
                                                Bennett Lindenbaum

* The Reporting Persons disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

Exhibit A
---------

                                    AGREEMENT

      The undersigned agree that this Schedule 13G dated January 21, 2004 relating to the Common Stock, $0.01 par value of Beazer Homes USA, Inc. shall be filed on behalf of the undersigned.

                                          Basswood Capital Management, LLC*


                                          By: /s/ Matthew Lindenbaum
                                              ------------------------------
                                          Name: Matthew Lindenbaum
                                          Title: Managing Member

                                            /s/ Matthew Lindenbaum*
                                          ----------------------------------
                                                Matthew Lindenbaum

                                            /s/ Bennett Lindenbaum*
                                          ----------------------------------
                                                Bennett Lindenbaum

00705.0010 #459092